VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of August 9, 2019, by and between JAKKS PACIFIC, INC., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company (the “Stockholder”).

RECITALS

WHEREAS, the Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) in the amount set forth under the heading “Shares Held of Record or Beneficially” on Schedule A (such shares, the “Owned Shares”);

WHEREAS, it has been proposed that the Company enter into a Transaction Agreement with the persons set forth on Schedule 2.01 thereto (collectively, the “Investors”) and certain other parties (the “Transaction Agreement”), pursuant to which, among other things, the Company would issue to the Investors (the “Proposed Issuance”), and the Investors would acquire, a total of 200,000 shares of the Company’s new Series A Preferred Stock (as defined below) and a total of 5,853,003 newly issued shares of Company Common Stock;

WHEREAS, in connection with the Proposed Issuance, pursuant to the authority vested in the Board of Directors of the Company (the “Board”) in the Company’s Certificate of Incorporation, the Board proposes to designate the powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of the Series A Senior Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”);

WHEREAS, in connection with the Proposed Issuance, the Company proposes to execute and file with the Secretary of State of the State of Delaware a Certificate of Designations (the “Certificate of Designations”) pursuant to Section 151 of the General Corporation Law of the State of Delaware with respect to the Series A Preferred Stock; and

WHEREAS, the Stockholder is entering into this Agreement to set forth certain commitments of the Stockholder with respect to voting of the shares of Company Common Stock held by the Stockholder and certain related matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual terms, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and the Stockholder hereby agree as follows:

Section 1. Certain Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Certificate of Designations, the Transaction Agreement or the Company’s Second Amended and Restated Bylaws, as applicable. For purposes of this Agreement:

(a)       “Affiliate” means a Person who, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with, a specified Person. For the purposes of this definition, “control,” “controlled by” and “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

(b)       The Stockholder shall be deemed to “Own” or to have or acquire “Ownership” of a security if the Stockholder (i) is the record owner of such security or (ii) is or would be deemed the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c)       “Person” means any (i) individual, (ii) corporation, limited liability company, partnership, trust or other entity or (iii) governmental authority.

(d)       “SEC” means the U.S. Securities and Exchange Commission.

(e)       “Subject Securities” means the shares of Company Common Stock, if any, Owned by the Stockholder as of the applicable date of determination.

(f)       “Voting Expiration Date” means the date upon which no shares of Series A Preferred Stock remain outstanding.

Section 2. [Intentionally Omitted].

Section 3. Agreement to Vote. The Stockholder hereby agrees that, from and after the date of this Agreement and through the Voting Expiration Date, at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in response to any request for action by written consent of the stockholders of the Company, the Stockholder shall cause the Subject Securities to be voted:

(a)       in favor of a proposal to amend the Company’s Certificate of Incorporation to classify the Board of Directors of the Company into three (3) classes, designated Class I, Class II and Class III, with staggered three (3)-year terms, with Class I comprised of two (2) Common Directors (with their terms expiring at the annual meeting of stockholders to be held in 2021), Class II comprised of three (3) Common Directors, two (2) of whom shall be the New Independent Common Directors (with their terms expiring at the annual meeting of stockholders to be held in 2022), and Class III comprised of two (2) Series A Preferred Directors (with their terms expiring at the annual meeting of stockholders to be held in 2023), such classification to be effective as of the date of the annual meeting of stockholders to be held in 2020, or if later, the date of the stockholders’ meeting at which the Classified Board Proposal is approved;

(b)       to cause the election to the Board of any New Independent Common Director nominee selected by the Nominating Committee in accordance with the Nominating Committee Charter;

(c)       in favor of any proposed Liquidity Event approved by the Board if such Liquidity Event would result in the payment of the Liquidation Preference to the holders of Series A Preferred Stock (clauses (a) through (c), collectively, the “Supported Matters”); and

(d)       against any action, agreement, proposal or transaction involving the Company or any of its subsidiaries that is inconsistent with, or is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or frustrate any of the Supported Matters.

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Prior to the Voting Expiration Date, the Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clauses (a) through (d) of this Section 3. Except as set forth in or contemplated by this Agreement, the Stockholder may vote the Stockholder’s Subject Securities in the Stockholder’s discretion on any matters submitted for the vote of the Company’s stockholders or in connection with any meeting or written consent of the Company’s stockholders.

Section 4. Proxy.

(a)       Solely in the event of a failure by the Stockholder to act in accordance with the Stockholder’s obligations as to voting pursuant to Section 3 prior to the Voting Expiration Date, the Stockholder hereby irrevocably appoints the Company and each of its executive officers or other designees, and each of them individually, as the Stockholder’s attorney-in-fact and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to the Subject Securities (which proxy is irrevocable and which appointment is coupled with an interest), to vote all of the Subject Securities in accordance with Section 3 at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in connection with any action by written consent of the stockholders of the Company. Any proxy or power of attorney granted hereunder shall terminate upon the Voting Expiration Date.

(b)       The Stockholder shall not enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to the Subject Securities that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

Section 5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as follows:

(a)       Except as disclosed on Schedule A, as of the date of this Agreement, (i) the Stockholder is the record and beneficial owner of the Owned Shares and the Stockholder has good and valid title to the Owned Shares free and clear of restrictions or encumbrances other than as created by this Agreement, (ii) the Stockholder has the only voting power, power of disposition and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement, and (iii) other than the Owned Shares, the Stockholder does not own beneficially or of record any (x) shares of capital stock or voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (z) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(b)       If the Stockholder is an entity, the Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Stockholder has all requisite power, authority and, if the Stockholder is an individual, legal capacity to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by the Stockholder, the performance by the Stockholder of the Stockholder’s obligations hereunder and the consummation by the Stockholder of the transactions contemplated herein have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated herein.

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This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)       Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated herein, and (ii) the execution, delivery or performance of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated herein and the compliance by the Stockholder with any of the provisions hereof will not (A) conflict with or violate any provision of the organizational documents of the Stockholder (if the Stockholder is an entity), (B) result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a restriction or encumbrance on properties or assets of the Stockholder pursuant to, any contract to which the Stockholder is a party or by which the Stockholder or any of the properties or assets of the Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of clauses (i) and (ii), as would not restrict, prohibit or impair the performance by the Stockholder of the Stockholder’s obligations under this Agreement.

(d)       As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s Affiliates that would impair the ability of the Stockholder to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement in a timely manner.

Section 6. Additional Covenants .

(a)       Stockholder Information. The Stockholder hereby agrees to permit the Company to publish and disclose in any proxy statement, prospectus, current report on Form 8-K or any other document or schedule required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by the Transaction Agreement the Stockholder’s identity and ownership of shares of Company Common Stock and the nature of the Stockholder’s obligations under this Agreement. Each party hereto agrees to permit such other party hereto to file this Agreement as an exhibit to any proxy statement, prospectus, current report on Form 8-K or any other document or schedule required to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated by the Transaction Agreement.

(b)       Further Assurances. From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional certificates, instruments and other documents, and shall take such further actions, as reasonably necessary under applicable law to perform its obligations as expressly set forth under this Agreement.

Section 7. No Agreement as Director or Officer. The parties hereto acknowledge that, if the Stockholder or any of its Affiliates is a director or officer of the Company, (a) the Stockholder is entering into this Agreement solely in his capacity as the beneficial owner of the Subject Securities and this Agreement shall not

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limit or otherwise affect the actions or fiduciary duties of the Stockholder or any of its Affiliates in his capacity as a director or officer of the Company and (b) the Company shall not assert any claim that any action taken by the Stockholder or any Affiliate of the Stockholder in his capacity as a director or officer of the Company violates any provision of this Agreement. Nothing in this Agreement shall preclude the Stockholder from making such filings as are required by applicable law in connection with the entering into of this Agreement.

Section 8. Termination. This Agreement shall terminate on the Voting Expiration Date; provided, however, that (a) this Section 8 shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve the Stockholder from any liability arising from any breach of any provision of this Agreement prior to such termination. For the avoidance of doubt, the representations and warranties herein shall not survive the termination of this Agreement.

Section 9. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when personally delivered to the party to be notified, (b) when received at the address, e-mail or facsimile telephone number set forth beneath the name of such party below (or at such other address, e-mail or facsimile telephone number as such party shall have specified in a written notice given to the other party), (c) if sent after deposit in the United States mail, postage prepaid, by certified or registered mail with return receipt requested, three (3) Business Days after deposit, or (d) if sent by a national overnight delivery service, postage prepaid, one (1) Business Day after deposit:

if to the Stockholder:

at the address set forth on the signature page of this Agreement; and

if to the Company:

JAKKS Pacific, Inc.
2951 28th Street
Santa Monica, CA 90405
Attention:	Stephen G. Berman
Brent T. Novak
E-mail:	stephenb@jakks.net
bnovak@jakks.net
Facsimile:	(424) 268-9655

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 S. Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention:	Brian J. McCarthy
Van C. Durrer II
E-mail:	brian.mccarthy@skadden.com
van.durrer@skadden.com
Facsimile:	(213) 687-5600

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with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
Attention:	Frank Merola
Jeffrey Lowenthal
E-mail:	fmerola@stroock.com
jlowenthal@stroock.com
Facsimile:	(310) 556-5959

Section 10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by each of the parties.

Section 12. Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by the Stockholder without the prior written consent of the Company, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon the Stockholder and the Stockholder’s successors, permitted assigns, heirs, estate, executors, administrators and personal representatives, and shall inure to the benefit of the Company and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than the Company and its successors and assigns) any rights or remedies of any nature.

Section 13. Specific Performance. The parties agree that irreparable damage may occur and it would be impossible to measure in money the damages that would be suffered in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The Stockholder further agrees that neither the Company nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13, and the Stockholder irrevocably waives any right the Stockholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Further, the Stockholder waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

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Section 14. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 15. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof or otherwise. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (or, if the federal courts have exclusive jurisdiction over the matter, the United States District Court for the District of Delaware) and irrevocably waives, to the fullest extent permitted by law, any objection it may have, on the date of this Agreement or at any time hereafter, to the venue of any such proceeding brought in such court.

(b)       EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

(c)       Each party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified for such party, or in any other manner permitted by law.

Section 16. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 17. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 18. Waiver. No failure on the part of the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The Company shall not be deemed to have waived any claim available to the Company arising out of this Agreement, or any power, right, privilege or remedy of the Company under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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Section 19. Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Schedules” are intended to refer to Sections and Schedules of this Agreement.

 Section 20. Enforcement. The members of the Nominating and Corporate Governance Committee of the Board, acting by majority vote, shall have the exclusive right to enforce or waive the provisions of this Agreement on behalf of the Company.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

JAKKS PACIFIC, INC.

/s/ Stephen G. Berman
Name: Stephen G. Berman
Title: President, CEO and Secretary

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

OASIS INVESTMENTS II MASTER FUND LTD.

/s/ Phillip Meyer
Name: Phillip Meyer
Title: Director
Address:
c/o Oasis Legal
Oasis Management (hong Kong)
21st Floor, Man Yee Building, 68 Des Voeux Road, Central, Hong Kong

[Signature Page to Voting Agreement]

SCHEDULE A

Stockholder	Shares Held of Record of Beneficially	Shares Not Entitled to Vote as of the Voting Agreement Date	Shares Entitled to Vote as of the Voting Agreement Date
Oasis Management Company Ltd.	1,098,906	0	1,098,906